Exhibit 10 (m)
               CONSULTING AGREEMENT

     This Agreement (this "Agreement") is entered into as of November 21, 1996, by and between Owens & Minor, Inc., a Virginia corporation ("Company") and Robert E. Anderson, III, an individual, having his principal residence at Green Bank Farm, Montpelier, Virginia ("Consultant").

     The parties hereto agree as follows:

1. Engagement. Company hereby engages Consultant and Consultant hereby agrees to hold himself available to render, and to render at the request of Company, independent consulting services for Company and its affiliates, to the best of his ability, upon the terms and conditions hereinafter set forth.
2. Term. The term of this Agreement shall begin on January 1, 1997 and shall terminate on April 30, 1999; provided, however, that in the event of death, disability, or other incapacity resulting in the inability of Consultant to perform the duties set forth herein, this Agreement may be terminated and all compensation due hereunder shall cease as of the date of death, disability or other incapacity.
3. Compensation. As compensation for all services rendered by Consultant under this Agreement, Company shall pay consultant the following sums:
     (a) During the term of this Agreement Company shall pay to Consultant each month, the sum of Seven Thousand Nine Hundred Twenty-Six and 33/100ths Dollars ($7,926.33) per month, which shall be paid on the 15th day of each calendar month.
     All such compensation shall be payable without deduction, including no deduction for federal income, social security, or state income tax.
4. Duties. Consultant shall hold himself available to render, and shall render at the request of Company from time to time, consulting services for the Company, including, without limitation, advice and assistance on the following:
     (a)       the development of a new Company office
     building;
     (b) marketing or investment opportunities in the international market;
     (c) acquisition opportunities for which, if successful, Company will pay to Consultant a finders fee to be negotiated;
     (d) strategic planning and other services for the Strategic Planning Committee and
      Board of Directors.

     (e)       such other projects as may be mutually
     agreed upon by the Consultant and the
     Company.

     Consultant shall render such services conscientiously and shall devote his best efforts and abilities thereto, at such times during the term hereof, and in such manner, as Company and Consultant shall mutually agree, it being acknowledged that Consultant's services shall be non-exclusive and performed at such places and at such times as are reasonably convenient to Consultant. Consultant shall observe all policies and directives promulgated from time to time by Company's Board of Directors or Officers.

5.   Expenses.
     (a) In conformity with the Company's travel policy, as it may be amended from time to time, Consultant shall be reimbursed by Company for reasonable business expenses which are deductible by Company for U.S. Federal income tax purposes and which were incurred by consultant during the performance of his services hereunder; provided, any such reimbursement in excess of $100.00 in any month, shall require Company's prior written approval. Company's obligation to reimburse Consultant pursuant to this subparagraph shall be subject to the presentation to Company by Consultant of an itemized account of such expenditures, together with supporting vouchers, in accordance with Company's policies as in effect from time to time.
     (b)       Company shall also reimburse Consultant
     for the cost of COBRA premiums for medical insurance covering Consultant during the term hereof.
6. Independent Contractor. It is expressly agreed that Consultant is acting as an independent contractor in performing his services hereunder. Company shall carry no Workmen's Compensation insurance or any health or accident insurance to cover Consultant. Company shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits which might be expected in an employer-employee relationship.
7. Disclosure of Information. Consultant shall not disclose or appropriate to his own use, or to the use of any third party, at any time during or subsequent to the term of this Agreement, any secret or confidential information of Company or any of Company's affiliates or subsidiaries of which Consultant has been or hereafter becomes informed, whether or not developed by Consultant, including, but not limited to, information pertaining to customer lists, services, methods, processes, prices, profits, contract

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

terms or operation procedures, except as required in connection with Consultant's performance of this Agreement, or as required by a governmental authority. Company shall have the right to obtain injunctive relief, without bond, for violation of the terms of this paragraph and the terms of this paragraph shall survive the term of this Agreement.

8. Non-competition. Without the prior written consent of the Company, Consultant agrees that he will not during the term of this Agreement engage in, or work or consult for, any business that is in competition with the business of the Company. For the purposes of this paragraph, "the business of the Company" shall mean the distribution of health care supplies and services to providers.
9. Assignment. This Agreement is a personal one, being entered into in reliance upon and in consideration of the singular personal skill and qualifications of Consultant. Consultant shall therefore not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on his part pursuant to the terms of this Agreement without the prior written consent of Company. Any attempted assignment or transfer by Consultant of his obligation without such consent shall be wholly void.
10. Modification of Agreement. This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.
11. Notice. Any notice required or permitted to be given hereunder shall be sufficient if in writing, and if sent by registered or certified mail, postage prepaid, addressed as follows:
     If  Company:
Owens & Minor, Inc.
4800 Cox Road
Glen Allen, Virginia 23060
Attention: G. Gilmer Minor, III
     If to Consultant:
Robert E. Anderson, III
Green Bank Farm
Montpelier, Virginia 23192
     or to such other address as the parties hereto may specify, in writing, from time to time.
12. Waiver of Breach. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

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13.  Titles.  The titles of the Sections herein are for
convenience of reference only and are not to be considered in construing this Agreement.
14. Governing Law. This Agreement has been executed and delivered in the State of Virginia, and its interpretation, validity and performance shall be construed and enforced in accordance with the laws of such State.
15. Entire Agreement. This agreement contains the entire contract of the parties with respect to the subject matter hereof and supercedes all agreements and understandings between the parties concerning the subject matter hereof.
Executed as of the date first above written.

Signatures of the parties
Owens & Minor, Inc.

By____________________________

its____________________________    ______________________
                                   Robert E. Anderson, III


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